Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information has been prepared to reflect adjustments to the financial condition and results of operations of WillScot to give effect to the following items:

i.	the estimated effects of the Merger of Mobile Mini with and into Merger Sub, one of WillScot’s wholly-owned subsidiaries, inclusive of the estimated effects of debt assumed and debt repaid; and

ii.	the estimated extinguishment of WillScot’s existing ABL Facility and a contemporaneous arrangement to enter into the New ABL Facility, with an increased commitment (collectively, with the Merger, the “Transactions”).

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of WillScot and Mobile Mini described below. In preparing the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019, certain reclassifications were made to the reported financial information of Mobile Mini to conform to the reporting classifications of WillScot.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 and the unaudited pro forma condensed balance sheet as of December 31, 2019 are based on, derived from, and should be read in conjunction with, WillScot’s historical audited financial statements as set forth in WillScot’s 2019 Annual Report on Form 10-K (the “WillScot 10-K”), incorporated by reference into this joint proxy statement/prospectus. The aforementioned pro forma financial statements are also based on, derived from, and reclassified from Mobile Mini’s historical audited financial statements for the fiscal year ended December 31, 2019 and should be read in conjunction with Mobile Mini’s historical audited financial statements as set forth in Mobile Mini’s 2019 Annual Report on Form 10-K (the “Mobile Mini 10-K”), incorporated by reference into this joint proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 assumes that the Transactions occurred on January 1, 2019. The unaudited pro forma condensed combined balance sheet as of December 31, 2019 assumes that the Transactions occurred on December 31, 2019. The unaudited pro forma condensed combined financial information has been prepared by WillScot and Mobile Mini management for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations that would have been realized had the Transactions occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations of the Combined Company. In addition, the accompanying unaudited pro forma condensed combined statements of operations do not include any expected cost savings or restructuring actions which may be achievable or which may occur subsequent to the Transactions. Furthermore, the accompanying unaudited pro forma condensed combined statements of operations also does not include the impact of any non-recurring activity and one-time transaction related costs. The historical combined financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Transactions related thereto, (2) factually supportable and (3) with respect to the unaudited pro forma condensed combined statements of operations, are expected to have a continuing impact on the combined results.

The Merger has been accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standard Codification No. 805, “Business Combinations,” (“ASC 805”) and applying the pro forma assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. Under ASC 805, WillScot values assets acquired and liabilities assumed in a business combination at their fair values as of the acquisition date. Fair value measurements can be highly subjective and the reasonable application of measurement principles may result in a range of alternative estimates using the same facts and circumstances. The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions by management, including estimating future cash flows, and developing appropriate discount rates. Under ASC 805, transaction costs are not included as a component of consideration transferred, and are expensed as incurred. The final valuation is expected to be completed as soon as practicable but no later than one year after the consummation of the Merger. The assignment of purchase price to assets acquired and liabilities assumed is subject to completion of the final analysis of the fair value of the assets and liabilities of Mobile Mini as of the effective date of the Merger. Accordingly, the assignment of purchase price in the unaudited pro forma condensed combined financial statements is preliminary and adjustments could be material. The fair values assigned to the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions developed using currently available data.

WILLSCOT CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2019

(In thousands)

	Historical WillScot as of December 31, 2019	Historical Mobile Mini (as reclassified) as of December 31, 2019	Combined Historical Financial Statements as of December 31, 2019	Debt Adjustments (see Note 3)		Merger Adjustments (see Note 4)		Pro Forma Combined
Assets
Cash and cash equivalents	$3,045	$8,053	$11,098	$897,900	(3a)	$(897,900)	(4a)	$11,098
Trade receivables, net of allowance for doubtful accounts	247,596	103,544	351,140	—		—		351,140
Inventories	15,387	9,517	24,904	—		—		24,904
Prepaid expenses and other current assets	14,621	9,668	24,289	—		—		24,289
Assets held for sale	11,939	—	11,939	—		—		11,939
Total current assets	292,588	130,782	423,370	897,900		(897,900)		423,370
Rental equipment, net	1,944,436	966,223	2,910,659	—		185,784	(4b)	3,096,443
Property, plant and equipment, net	147,689	157,183	304,872	—		2,467	(4c)	307,339
Operating lease assets	146,698	93,116	239,814	—		—		239,814
Goodwill	235,177	713,404	948,581	—		(322,524)	(4d)	626,057
Intangible assets, net	126,625	51,185	177,810	—		543,815	(4e)	721,625
Other non-current assets	4,436	—	4,436	(2,121)	(3b)	—		2,315
Total long-term assets	2,605,061	1,981,111	4,586,172	(2,121)		409,542		4,993,593
Total assets	$2,897,649	$2,111,893	$5,009,542	$895,779		$(488,358)		$5,416,963
Liabilities
Accounts payable	$109,926	$30,326	$140,252	$—		$—		$140,252
Accrued liabilities	82,355	28,398	110,753	—		—		110,753
Accrued interest	16,020	8,155	24,175	(2,348)	(3c)	(8,155)	(4f)	13,672
Deferred revenue and customer deposits	82,978	41,744	124,722	—		—		124,722
Operating lease liabilities – current	29,133	16,526	45,659	—		—		45,659
Finance lease liabilities – current	—	14,136	14,136	—		—		14,136
Current portion of long-term debt	—	—	—	—		—		—
Total current liabilities	320,412	139,285	459,697	(2,348)		(8,155)		449,194
Long-term debt	1,632,589	797,543	2,430,132	918,003	(3d)	(797,543)	(4f)	2,550,592
Deferred tax liabilities	70,693	195,034	265,727	(5,068)	(3e)	94,324	(4g)	354,983
Deferred revenue and customer deposits	12,342	—	12,342	—		—		12,342
Operating lease liabilities – non-current	118,429	78,406	196,835	—		—		196,835
Finance lease liabilities – non-current	—	60,263	60,263	—		—		60,263
Other non-current liabilities	34,229	—	34,229	—		—		34,229
Long-term liabilities	1,868,282	1,131,246	2,999,528	912,935		(703,219)		3,209,244
Total liabilities	2,188,694	1,270,531	3,459,225	910,587		(711,374)		3,658,438
Commitments and Contingencies
Class A common stock	11	504	515	—		(492)	(4h)	23
Class B common stock	1	—	1	—		(1)	(4h)	—
Additional paid-in-capital	2,396,501	638,083	3,034,584	—		514,580	(4h)	3,549,164
Accumulated other comprehensive (loss) / income	(62,775)	(65,093)	(127,868)	—		65,093	(4h)	(62,775)
Retained earnings / (accumulated deficit)	(1,689,373)	445,285	(1,244,088)	(14,808)	(3f)	(468,991)	(4h)	(1,727,887)
Treasury stock	—	(177,417)	(177,417)	—		177,417	(4h)	—
Total shareholders’ equity	644,365	841,362	1,485,727	(14,808)		287,606		1,758,525
Non-controlling interest	64,590	—	64,590	—		(64,590)	(4h)	—
Total equity	708,955	841,362	1,550,317	(14,808)		223,016		1,758,525
Total liabilities and invested equity	$2,897,649	$2,111,893	$5,009,542	$895,779		$(488,358)		$5,416,963

See notes to unaudited pro forma condensed combined financial statements.

WILLSCOT CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR TWELVE MONTHS ENDED DECEMBER 31, 2019

(In thousands, except earnings per share data)

	Historical WillScot for the twelve months ended December 31, 2019	Historical Mobile Mini (as reclassified) for the twelve months ended December 31, 2019	Debt Adjustments (see Note 3)		Merger Adjustments (see Note 5)		Pro Forma Combined
Revenues:
Leasing and service revenue:
Modular leasing	$744,185	$440,242	$—		$—		$1,184,427
Modular delivery and installation	220,057	141,415	—		—		361,472
Sales:
New units	59,085	17,255	—		—		76,340
Rental units	40,338	13,713	—		—		54,051
Total revenues	1,063,665	612,625	—		—		1,676,290
Costs:
Cost of leasing and services:
Modular leasing	213,151	60,003	—		—		273,154
Modular delivery and installation	194,107	99,634	—		—		293,741
Cost of sales:
New units	42,160	10,885	—		—		53,045
Rental units	26,255	9,480	—		—		35,735
Depreciation of rental equipment	174,679	31,784	—		4,918	(5a)	211,381
Gross profit	413,313	400,839	—		(4,918)		809,234
Expenses:
Selling, general and administrative	271,004	208,098	—		1,553	(5b)	480,655
Other depreciation and amortization	12,395	38,799	—		15,659	(5c)	66,853
Impairment losses on long-lived assets	2,848	—	—		—		2,848
Lease impairment expense and other related charges	8,674	—	—		—		8,674
Restructuring costs	3,755	—	—		—		3,755
Currency (gains) losses, net	(688)	274	—		—		(414)
Other (income) expense, net	(2,200)	100	—		—		(2,100)
Operating income (loss)	117,525	153,568	—		(22,130)		248,963
Interest expense	122,504	41,366	5,375	(3g)	(39,672)	(5d)	129,573
Loss on extinguishment of debt	8,755	123	—		—		8,878
Income / (loss) before income tax	(13,734)	112,079	(5,375)		17,542		110,512
Income tax expense (benefit)	(2,191)	28,345	(1,371)	(3h)	4,473	(5e)	29,256
Net income / (loss)	(11,543)	83,734	(4,004)		13,069		81,256
Net loss attributable to non-controlling interest, net of tax	(421)	—	—		421	(5f)	—
Total income / (loss) attributable to WSC	$(11,122)	$83,734	$(4,004)		$12,648		$81,256
Net (loss) income per share attributable to WSC—basic and diluted
Basic	$(0.10)						$0.36
Diluted	$(0.10)						$0.35
Weighted Average Shares
Basic	108,683,820				117,385,312	(5g)	226,069,132
Diluted	108,683,820				121,665,049	(5g)	230,348,869

See notes to unaudited pro forma condensed combined financial statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except per share data)

1. Mobile Mini Merger

On March 1, 2020, WillScot, Mobile Mini and Merger Sub, entered into the Merger Agreement, pursuant to which, subject to the satisfaction or waiver of certain customary closing conditions, Merger Sub will be merged with and into Mobile Mini, with Mobile Mini surviving as a wholly-owned subsidiary of WillScot. In connection with the Merger, each share of Mobile Mini Common Stock, issued and outstanding immediately prior to the Effective Time (other than shares held by Mobile Mini as treasury shares or owned by a subsidiary of Mobile Mini), will be converted into the right to receive 2.4050 shares of WillScot Class A Common Stock (the “Merger Consideration”). Immediately thereafter, as contemplated by the Merger Agreement and upon the filing of the A&R Charter with the Secretary of State of the state of Delaware at the Effective Time, all outstanding shares of WillScot Class A Common Stock will be reclassified as and converted into shares of Combined Company Common Stock.

Furthermore, each outstanding and unexercised option to purchase shares of Mobile Mini Common Stock will be assumed by the Combined Company and become an option to purchase shares of Combined Company Common Stock, on the same terms and conditions as applied to each such option immediately prior to the Effective Time, except that (A) the number of shares of Combined Company Common Stock subject to such option will equal the product of (i) the number of shares of Mobile Mini Common Stock that were subject to such option immediately prior to the Effective Time multiplied by (ii) 2.4050, rounded down to the nearest whole share, and (B) the per-share exercise price will equal the quotient of (i) the exercise price per share of Mobile Mini Common Stock at which such option was exercisable immediately prior to the Effective Time, divided by (ii) 2.4050, rounded up to the nearest whole cent.

In connection with the Merger, on March 1, 2020, WillScot also entered into a commitment letter pursuant to which certain financial institutions committed to provide the New ABL Facility in an aggregate principal amount of $2.4 billion. The proceeds of the New ABL Facility will be available to (i) refinance the existing ABL credit agreements of WillScot and Mobile Mini, (ii) to redeem the existing Mobile Mini 2024 Notes, and (iii) pay the fees, costs and expenses incurred in connection with the Transactions, subject to customary conditions.

The following table summarizes the components of the estimated total purchase price included in the pro forma condensed combined financial statements as if the Merger had been completed on December 31, 2019:

In thousands, except share and per share amounts
Mobile Mini common stock outstanding	44,384,402
Share conversion ratio (per Mobile Mini share)	2.4050
Estimated total WillScot common stock to be issued	106,744,487
WillScot common stock per share price as of April 13, 2020	$10.07
Fair value of shares of WillScot common stock issued	$1,074,917
Fair value of Mobile Mini Options converted to WillScot Options	14,667
Mobile Mini ABL borrowings repaid	555,400
Mobile Mini ABL interest repaid	811
Total consideration attributable to Mobile Mini debt repayment	556,211
Estimated total purchase price	$1,645,795

Estimated total purchase price at closing may change materially from the amount shown above as a result of (1) changes in the WillScot Class A Common Stock share price, (2) changes in fair value measurement of the Mobile Mini stock options and (3) changes in the fair value measurement of the debt assumed by WillScot. A $1.00 change in the price per share of WillScot Class A Common Stock would increase or decrease the pro forma estimated total purchase price by approximately $107 million. The change in purchase consideration would be expected to be assigned primarily to goodwill.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under the provisions of ASC 805 and was based on the historical financial information of WillScot and Mobile Mini. Under the acquisition method of accounting, the total estimated purchase price of an acquisition is assigned to the net tangible and intangible assets to be acquired based on their estimated fair values as of the date the acquisition is consummated. Such fair values are based on available information and certain assumptions that we believe are reasonable. Management has made a preliminary assignment of the estimated purchase price to the tangible (including rental equipment) and intangible assets to be acquired and liabilities to be assumed based on various preliminary assumptions and estimates. The final determination of these estimated fair values, the assets’ useful lives and the amortization methods are subject to completion of an ongoing assessment and will be available as soon as practicable but no later than one year after the consummation of the Merger. Fair value measurements can be highly subjective and the reasonable application of measurement principles may result in a range of alternative estimates using the same facts and circumstances. The results of the final assignment could be materially different from the preliminary assignment set forth in these unaudited pro forma condensed combined financial statements, including but not limited to, the assignment related to identifiable intangible assets, rental equipment, property, plant and equipment, operating lease assets, inventories, deferred taxes, goodwill, operating lease liabilities, finance lease liabilities, debt, and the resulting impacts on depreciation and amortization, interest expense and income taxes.

The following table summarizes the preliminary purchase price assignment, as if the Merger had been completed on December 31, 2019:

In thousands
Purchase Price	$1,645,795
Cash and cash equivalents	8,053
Trade receivables, net	103,544
Inventories	9,517
Prepaid expenses and other current assets	9,668
Rental equipment	1,152,007
Property, plant and equipment, net	159,650
Operating lease assets	93,116
Intangible assets	595,000
Total identifiable assets acquired	2,130,555
Accounts payable	(30,326)
Accrued liabilities	(28,398)
Accrued interest	(7,344)
Deferred revenue and customer deposits	(41,744)
Operating lease liabilities	(94,932)
Finance lease liabilities	(74,399)
Long-term debt	(250,000)
Deferred tax liabilities	(348,497)
Total identifiable liabilities acquired	(875,640)
Goodwill Identified	$390,880

2. Accounting Policies and Reclassifications

During the preparation of these unaudited pro forma condensed combined financial statements, WillScot made a preliminary assessment as to any material differences between accounting policies of the two companies. These unaudited pro forma condensed combined financial statements do not present any material differences in accounting policies between the two companies based on the preliminary assessment, which will be subject to further review subsequent to the close of the Merger.

Following the Merger, the Combined Company will finalize the review of Mobile Mini’s accounting policies in an effort to determine if differences in accounting policies require adjustment or reclassification between the accounting policies of the two companies that when conformed, could be materially different from the amounts set forth in these unaudited pro forma condensed combined financial statements.

Financial information presented in the “Historical Mobile Mini” column in the unaudited pro forma condensed combined balance sheet and statement of operations has been reclassified to conform to the historical presentation of WillScot as follows (primarily related to classification of current and non current amounts):

Historical Mobile Mini Balance Sheet

	As of December 31, 2019 (in 000’s)	(As reclassified) as of December 31, 2019 (in 000s)
Assets
Cash and cash equivalents	$8,053	$8,053
Trade receivables, net	104,390	103,544
Inventories	9,517	9,517
Prepaid expenses and other current assets	—	9,668
Total current assets		130,782
Rental equipment, net	966,223	966,223
Property, plant and equipment, net	157,183	157,183
Operating lease assets	93,116	93,116
Other assets	13,806	—
Goodwill	713,404	713,404
Intangible assets, net	51,185	51,185
Total long-term assets		1,981,111
Total assets	$2,116,877	$2,111,893
Liabilities
Accounts payable	$31,554	$30,326
Accrued liabilities	77,069	28,398
Accrued interest	—	8,155
Deferred revenue and customer deposits	—	41,744
Operating lease liabilities – current	94,932	16,526
Finance lease liabilities – current	74,399	14,136
Total current liabilities		139,285
Lines of credit	555,400	—
Long-term debt	247,127	797,543
Deferred tax liabilities	195,034	195,034
Operating lease liabilities – non-current	—	78,406
Finance lease liabilities – non-current	—	60,263
Long-term liabilities		1,131,246
Total liabilities	1,275,515	1,270,531
Commitments and contingencies
Common stock	504	504
Additional paid-in capital	638,083	638,083
Accumulated other comprehensive (loss)	(65,093)	(65,093)
Retained earnings	445,285	445,285
Treasury stock	(177,417)	(177,417)
Total equity	841,362	841,362
Total liabilities and equity	$2,116,877	$2,111,893

Historical Mobile Mini Statement of Operations

	For the twelve months ended December 31, 2019 (in 000’s)	(As reclassified) for the twelve months ended December 31, 2019 (in 000’s)
Revenues
Rental revenue	$581,657	$—
Modular leasing	—	440,242
Modular delivery and installation	—	141,415
Sales revenue	30,394	—
New units	—	17,255
Rental units	—	13,713
Other revenue	574	—
Total revenues	612,625	612,625
Costs
Cost of leasing and services—Modular leasing	—	60,003
Cost of leasing and services—Modular delivery and installation	—	99,634
Cost of sales	18,675	—
Cost of sales—New units	—	10,885
Cost of sales—Rental units	—	9,480
Depreciation of rental equipment	—	31,784
Gross profit		400,839
Expenses
Selling, general and administrative	—	208,098
Rental, selling and general expenses	369,525	—
Depreciation and amortization	70,583	—
Other depreciation and amortization	—	38,799
Currency (gains) losses, net	274	274
Other (income) expense, net	—	100
Operating income (loss)	153,568	153,568
Interest expense	41,378	41,366
Interest income	(12)	—
Deferred financing costs write-off	123	—
Loss on extinguishment of debt	—	123
Income before income tax	112,079	112,079
Income tax provision	28,345	28,345
Net income	$83,734	$83,734

3. Debt Related Pro Forma Adjustments

The following summarizes the pro forma adjustments related to WillScot’s borrowings under the New ABL Facility entered into in connection with the Merger. At the Effective Time, proceeds from the New ABL Facility borrowings will be used to repay (1) the WillScot ABL Facility, and (2) the borrowings of Mobile Mini outstanding as of the Effective Time. Pursuant to the redemption notice (the “Mobile Mini Redemption Notice”) to be delivered at or prior to the Effective Time, certain New ABL Facility proceeds will be paid to the trustee of the Mobile Mini 2024 Notes for payment to bond holders upon completion of the 30 day redemption period. Repayment of Mobile Mini’s existing ABL borrowings and redemption of the Mobile Mini 2024 Notes is presented in note 4. (Merger Related Pro Forma Condensed Combined Balance Sheet Adjustments).

The Transactions are presented assuming an extinguishment of the WillScot ABL Facility and existing Mobile Mini revolving credit facility. This presentation is preliminary and subject to change as additional information becomes available to finalize the accounting treatment.

a)	Adjustment to cash consists of the following:

In thousands	As of December 31, 2019
Amount borrowed under the New ABL Facility	$1,832,248
Cash paid to redeem the WillScot ABL Facility	(903,000)
Cash paid for accrued interest associated with the WillScot ABL Facility	(2,348)
Cash paid for deferred financing costs associated with the New ABL Facility	(29,000)
Net adjustment to cash	$897,900

b)	Adjustment to other non-current assets represents the elimination of deferred financing costs associated with the WillScot ABL Facility specifically related to the Canadian portion of the WillScot ABL Facility which had no borrowings at December 31, 2019.

c)	Adjustment to accrued interest represents accrued interest that is repaid in connection with the repayment of the WillScot ABL Facility.

d)	Adjustment to long-term debt represents the following:

In thousands	As of December 31, 2019
Amount borrowed under the New ABL Facility	$1,832,248
Cash paid for deferred financing costs related to the New ABL Facility	(29,000)
Outstanding borrowings on the WillScot ABL Facility repaid	(903,000)
Elimination of deferred financing costs associated with the WillScot ABL Facility	17,755
Net adjustment to long-term debt	$918,003

e)	Adjustment represents the tax effect on the elimination of deferred financing costs associated with the existing WillScot ABL Facility.

f)	Adjustment represents the increase in accumulated deficit of $14,808 as a result of (i) elimination of unamortized deferred financing costs associated with WillScot ABL Facility, comprised of $17,755 previously presented as a component of long-term debt, (ii) $2,121 previously presented in other non-current assets related to WillScot’s undrawn portion of its ABL Facility specific to Canada and (iii) the associated tax effect of $5,068.

g)	Adjustment to interest expense represents the following:

In thousands	As of December 31, 2019
Interest expense related to the New ABL Facility	$51,559
Amortization of deferred financing costs for the New ABL Facility	5,800
Interest expense on WillScot’s ABL Facility	(43,781)
Amortization of deferred financing costs on WillScot ABL Facility	(8,203)
Net adjustment to interest expense	$5,375

Interest on outstanding borrowings of the New ABL Facility are based off the London Interbank Offered Rate (LIBOR). The 2.81% per annum rate used in the above calculation assumes the one month USD LIBOR interest rate as of April 13, 2020 of 0.81%, and a 2.00% spread as specified by the New ABL Facility commitments. A 1/8% change in interest rate to the drawn portion of the New ABL Facility which is subject to a variable interest rate would increase or decrease the pro forma cash interest expense on the $1.83 billion New ABL Facility borrowings by approximately $2,290 annually.

h)	Adjustment to recognize the income tax impacts of the pro forma adjustments for which a tax expense is recognized using a U.S. federal and state statutory tax rate of 25.5% for the year ended December 31, 2019. These rates may vary from the effective tax rates of the historical and combined businesses.

4. Merger Related Pro Forma Condensed Combined Balance Sheet Adjustments

The following summarizes the pro forma adjustments in connection with the Merger to give effect as if it had been completed on December 31, 2019 for the purposes of pro forma condensed combined balance sheet:

a)	Adjustment to cash consists of the following:

In thousands	As of December 31, 2019
Repayment of Mobile Mini’s ABL Facility	$(555,400)
Repayment of Mobile Mini’s 2024 Notes assumed	(250,000)
Repayment of Mobile Mini’s accrued interest associated with ABL Facility	(811)
Repayment of Mobile Mini’s accrued interest associated with 2024 Notes	(7,344)
Redemption premium on repayment of Mobile Mini 2024 Notes	(7,345)
Estimated non-recurring transaction costs paid with proceeds from New ABL Facility borrowings	(77,000)
Net adjustment to cash	$(897,900)

b)	Adjustment to recognize the estimated step-up in fair value of rental equipment acquired. We have preliminarily assigned the purchase price to the net tangible and intangible assets based upon their estimated fair values at the closing date of the Merger. The calculated value is preliminary and subject to change and could vary materially from the final purchase price assignment.

c)	Adjustment to recognize the estimated step-up in fair value of property, plant and equipment acquired, net of $5.1 million of previously capitalized assets eliminated and recognized as an intangible asset in the Pro Forma Condensed Combined Balance Sheet of the Combined Company. We have preliminarily assigned the purchase price to the net tangible and intangible assets based upon their estimated fair values at the closing date of the Merger. The calculated value is preliminary and subject to change and could vary materially from the final purchase price assignment.

d)	Represents an adjustment to goodwill to reflect the balance that would have been recorded if the Merger occurred on December 31, 2019. We have preliminarily assigned the purchase price to the net tangible and intangible assets based upon their estimated fair values at the closing date of the Merger. The excess of the purchase price over the estimated fair values of the net tangible and intangible assets acquired has been recorded as goodwill as of December 31, 2019. The calculated value is preliminary and subject to change and could vary materially from the final purchase price assignment.

e)	Adjustment to recognize the estimated step-up in fair value of intangible assets acquired consisting of a trade name, acquired technology, and customer relationships. The fair value of the intangible assets acquired is as follows:

In thousands	As of December 31, 2019
Trade name	$301,000
Customer relationships	263,000
Technology	31,000
Fair value of intangible assets acquired	595,000
Mobile Mini historical carrying value of intangible assets	(51,185)
Total adjustment to intangible assets, net	$543,815

The ranges of calculated values for the trade name and developed technology were determined using the relief-from-royalty method of the income approach. The principle behind this method is that the value of the intangible asset is equal to the present value of the after-tax royalty savings attributable to owning the intangible asset. In estimating ranges of calculated values, Management utilized various assumptions in order to assess the reasonableness of the selection of a royalty rate and life of the intangible asset. The selected calculated value for the trade name intangible asset reflects the calculated value under an indefinite-life assumption, which is subject to change based on a final determination grounded in both the terms of the merger agreement and assumed market participant treatment of the acquired trade name.

The range of calculated values for the customer relationships intangible asset was determined using the multi-period excess earnings method of the income approach. The principle behind this method is that the value of the intangible asset is equal to the present value of the after-tax cash flows solely attributable to the intangible asset, following the application of post-tax contributory asset charges that reflect the return on other assets that contribute to the generation of the forecasted cash flows. The above calculated values are preliminary and subject to change and could vary materially from the final purchase price assignment.

f)	Represents the repayment of Mobile Mini’s long-term debt, elimination of deferred financing costs and repayment of accrued interest in connection with the Merger. The Mobile Mini ABL facility outstanding of $555,400 will be repaid at the Merger close and the redemption of the Mobile Mini 2024 Notes of $250,000, is expected to occur upon completion of the 30 day redemption period. These actions are specifically contemplated within the Merger Agreement. The related deferred financing costs of $7,857 will be eliminated at close. In addition, accrued interest of $8,155 will be repaid in connection with the Mobile Mini ABL Facility and Mobile Mini 2024 Notes.

g)	The identified basis differences between both (a) the fair value and historic carrying value and (b) as a result of recordation of non-recurring transaction costs, have been tax effected at the appropriate jurisdictional statutory tax rates, primarily, 25.5% for US Federal and state rate and removal of historic WillScot valuation allowance (see 4h(viii) below for additional details). These rates may vary from the effective tax rates of the historical and combined businesses. The estimate of deferred tax balances is preliminary and is subject to change based upon certain factors including tax attribute limitation analysis and final determination of the fair value of assets acquired and liabilities assumed by taxing jurisdiction. In addition, deferred taxes associated with deductible non-recurring items as described in note 4g are included in the balance sheet at the statutory tax rates of the applicable jurisdictions.

WillScot’s results for income taxes presented herein is WillScot’s best estimate based on the factors described herewith. The tax results may differ from the actual tax balances and effective tax rates of the Combined Company and is dependent on several factors including fair value adjustments and post-combination restructuring actions.

h)	The changes to equity are as follows:

	Class A common stock	Class B common stock	Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated earnings / (deficit)	Treasury stock	Non-controlling interest	Total stockholders equity
(i) Elimination of Mobile Mini’s equity	$(504)	$—	$(638,083)	$65,093	$(445,285)	$177,417	$—	$(841,362)
(ii) Issuance of common stock, par value $0.0001 per share	11	—	1,074,906	—	—	—	—	1,074,917
(iii) Non recurring transaction costs estimate	—	—	—	—	(66,218)	—	—	(66,218)
(iv) Fair value of Mobile Mini Options exchanged for WillScot Options	—	—	14,667	—	—	—	—	14,667
(v) Non-recurring equity issuance costs estimate	—	—	(1,500)	—	—	—	—	(1,500)
(vi) Class B extinguishment and issuance of new Class A shares in exchange for shares of WSHC common stock	1	(1)	64,590	—	—	—	(64,590)	—
(vii) Mobile Mini 2024 Notes redemption premium	—	—	—	—	(7,345)	—	—	(7,345)
(viii) Federal valuation allowance	—	—	—	—	49,857	—	—	49,857
	$(492)	$(1)	$514,580	$65,093	$(468,991)	$177,417	$(64,590)	$223,016

i)	Represents the adjustment to eliminate Mobile Mini’s historical stockholder’s equity

ii)	Represents the adjustment to reflect the issuance of 106,744,487 shares of WillScot common stock based on the closing price of $10.07 per share on Nasdaq on April 13, 2020

iii)	Represents an adjustment to accumulated deficit of $66,218 for non-recurring transaction costs, as adjusted for the impact of the associated deferred tax asset (presented as a component of the deferred tax liabilities)

iv)	Represents the exchange of all Mobile Mini vested options outstanding for 2.4050 stock options reflecting the right to acquire shares of Combined Company Common Stock. Note that the adjusted exercise price is equal to the exercise price at which such stock option was exercisable immediately prior to the Merger, divided by 2.4050 (subject to rounding).

v)	Represents an adjustment to additional paid-in capital to record non-recurring equity issuance costs of $1,500, incurred in connection with the Merger.

vi)	Represents an adjustment to reflect the exchange of all shares of common stock of WSHC held by Sapphire Holding, immediately prior to the Effective Time, for newly-issued shares of WillScot Class A Common Stock, at an exchange ratio of 1.3261x, resulting in the extinguishment of all issued and outstanding shares of WillScot Class B Common Stock and the related elimination of the associated non-controlling interest, which is stipulated by the Merger Agreement and the Voting Agreement.

vii)	Represents an adjustment to Accumulated Deficit associated with redemption premium paid in connection with repayment of Mobile Mini 2024 Notes outstanding.

viii)	WillScot’s historical Federal valuation allowance on net operating losses (“NOLs”) and business interest limitation was provisionally removed for pro forma purposes based on the combined tax attributes of the merged companies which is subject to final determinations of fair value of assets and liabilities and completion of certain tax attribute calculations.

5. Merger Related Pro Forma Combined Condensed Statement of Operations Adjustments

a)	Adjustment to recognize depreciation expense associated with the estimated step-up in fair value of rental equipment acquired. The average remaining useful lives of the rental equipment acquired ranges from 12 to 19 years.

b)	Adjustment to selling, general and administrative expense represents the estimated equity based compensation expense associated with the executive retention agreements entered into in connection with the Merger. The underlying executive employment agreements have terms of 24 to 36 months, and the respective equity based awards vest over 36 to 48 months.

c)	Adjustment to recognize depreciation expense on property, plant and equipment and amortization expense on intangible assets, relating to the fair value purchase accounting adjustments, as shown below. Estimated Fair Value of the Property, plant and equipment is net of $5.1 million of previously capitalized assets eliminated and recognized as an intangible asset in the Pro Forma Condensed Combined Balance Sheet of the Combined Company.

In thousands	Estimated Useful Life	Estimated Fair Value	Depreciation and Amortization expense for the year ended December 31, 2019
Trade name	Indefinite	$301,000	$—
Customer relationships	13 years	263,000	20,231
Technology	15 years	31,000	2,067
Mobile Mini historical amortization expense			(6,574)
Pro forma adjustment for amortization			15,724
Property, plant and equipment	Various	$159,650	32,160
Mobile Mini historical depreciation expense			(32,225)
Pro forma adjustment for depreciation			(65)
Net adjustment to other depreciation and amortization			$15,659

d)	Represents the elimination of Mobile Mini’s interest expense associated with its historical ABL Facility and the Mobile Mini 2024 Notes repaid in connection with the Merger.

e)	Adjustment to record the income tax impacts of the pro forma adjustments using a statutory tax rate of 25.5% for the year ended December 31, 2019. These rates do not reflect the Combined Company’s effective tax rate, which includes foreign taxes and other items and may differ from the rates assumed for purposes of preparing these statements. Because the tax rates used for these unaudited pro forma condensed combined financial statements are an estimate, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the Merger. Further, the Combined Company’s ability to use NOL carryforwards to offset future taxable income for U.S. federal income tax purposes is subject to limitations. In general, under Section 382 of Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs to offset future taxable income. Based on the information available the Combined Company provisionally expects the ability to utilize all tax attributes, subject to a formal Section 382 analysis upon closing.

f)	Reflects the pro forma adjustment for the extinguishment of non-controlling interest as a result of the exchange of all issued and outstanding shares of WSHC common stock held by Sapphire Holding for newly-issued shares of WillScot Class A Common Stock at an exchange ratio of 1.3261x and the resulting cancellation of all issued and outstanding shares of WillScot Class B Common Stock, immediately prior to the Merger, as provided by the Merger Agreement and the Voting Agreement.

g)	Pro forma earnings per common share for the year ended December 31, 2019, has been calculated based on the estimated weighted average number of common shares outstanding on a pro forma basis, as described below. The pro forma weighted average number of common shares outstanding has been calculated as if the Merger shares had been issued and outstanding on January 1, 2019.

The following table sets forth the computation of pro forma weighted average common and diluted shares outstanding as of December 31, 2019:

In thousands	As of December 31, 2019
Historical WillScot weighted average shares	108,683,820
Shares of WillScot Class A common stock issued as Merger Consideration	106,744,487
WillScot Class A shares issued in exchange for shares of WSHC shares of common stock	10,640,825
Pro forma weighted-average shares used in computing net earnings per share – basic	226,069,132
Dilutive Securities – WillScot Dilution (i)	3,551,053
Dilutive Securities – Mobile Mini Stock options (ii)	728,684
Pro forma weighted-average shares used in computing net earnings per share – diluted	230,348,869

i.	WillScot’s Historical Consolidated Statement of Operations for the year ended December 31, 2019 was in a net loss position, thus WillScot’s stock options and stock awards were excluded from the computation of diluted EPS because their effect would have been anti-dilutive. This adjustment represents the dilutive impact of WillScot’s securities which are no longer anti-dilutive, as the pro forma condensed combined statement of operations for the year ended December 31, 2019 has net income attributable to the Combined Company. The impact of dilutive shares was calculated based on average share price for 2019 and may not reflect dilution under current market conditions.

ii.	Represents the dilutive impact of Mobile Mini’s stock options on Mobile Mini’s Consolidated Statement of Operations for the year ended December 31, 2019, multiplied by the 2.4050 Merger exchange ratio. Each stock option of Mobile Mini will be exchanged into 2.4050 stock options reflecting the right to acquire shares of Combined Company Common Stock, with the adjusted exercise price equal to the exercise price at which such stock option was exercisable immediately prior to the Merger, divided by 2.4050 (subject to rounding). The impact of dilutive shares was calculated based on average share price for 2019 and may not reflect dilution under current market conditions.